UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Emerald Holding, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

29103W104

(CUSIP Number)

Andrea E. Daly, Esq.

c/o Onex Corporation

161 Bay Street P.O. Box 700

Toronto, ON, Canada M5J 2S1

+1 (416) 362-7711

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 13, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Names of Reporting Persons Onex Corporation
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 157,504,211
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 157,504,211

11	Aggregate Amount Beneficially Owned by Each Reporting Person 157,504,211
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 86.4%
14	Type of Reporting Person CO

1	Names of Reporting Persons Gerald W. Schwartz
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 157,974,794
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 157,974,794

11	Aggregate Amount Beneficially Owned by Each Reporting Person 157,974,794
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 86.6%
14	Type of Reporting Person IN

1	Names of Reporting Persons Onex Partners III LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 33,135,329
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 33,135,329

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,135,329
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.2%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex Partners III GP LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 19.2%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex US Principals LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex Partners III PV LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 420,116
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 420,116

11	Aggregate Amount Beneficially Owned by Each Reporting Person 420,116
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex Expo SARL
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person CO

1	Names of Reporting Persons Onex Partners III Select LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 106,562
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 106,562

11	Aggregate Amount Beneficially Owned by Each Reporting Person 106,562
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex Advisor Subco LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Onex Advisor Subco III LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Onex Partners Manager GP ULC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 19.2%
14	Type of Reporting Person OO (Unlimited Liability Company)

1	Names of Reporting Persons Onex Partners Manager LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 19.2%
14	Type of Reporting Person PN

1	Names of Reporting Persons Onex Partners GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 19.2%
14	Type of Reporting Person CO

1	Names of Reporting Persons Onex Private Equity Holdings LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,548,345
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,548,345

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,548,345
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.3%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Onex American Holdings II LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Onex American Holdings GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Onex American Holdings Subco LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons OAH Wind LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Expo EI LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Expo EI II LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons Expo EI III LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 6.1%
14	Type of Reporting Person OO (Limited Liability Company)

1	Names of Reporting Persons 1597257 Ontario Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person CO

1	Names of Reporting Persons New PCo II Investments Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Company)

1	Names of Reporting Persons Onex Partners Canadian GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 110,916,462
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 110,916,462

11	Aggregate Amount Beneficially Owned by Each Reporting Person 110,916,462
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 60.8%
14	Type of Reporting Person CO

1	Names of Reporting Persons Onex Partners V GP Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 110,916,462
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 110,916,462

11	Aggregate Amount Beneficially Owned by Each Reporting Person 110,916,462
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 60.8%
14	Type of Reporting Person CO

1	Names of Reporting Persons OPV Gem Aggregator LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 110,916,462
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 110,916,462

11	Aggregate Amount Beneficially Owned by Each Reporting Person 110,916,462
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 60.8%
14	Type of Reporting Person PN

Explanatory Note

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on June 29, 2020 (the “Schedule 13D”), relating to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Emerald Holding, Inc., a Delaware corporation (the “Issuer”), beneficially owned by the Reporting Persons. Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended and supplemented as follows:

On August 13, 2020, Gem Aggregator, acquired 22,660,587 shares of Series A Preferred Stock from the Issuer for an aggregate purchase price of $126,899,287. Gem Aggregator obtained the funds for the purchase of the Series A Preferred Stock through capital contributions from its partners, which in turn used working capital and capital contributions from their respective partners, members and equity holders to fund such contributions.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

As previously disclosed, on June 29, 2020, Gem Aggregator acquired 47,058,332 shares of Series A Preferred Stock from the Issuer pursuant to the Investment Agreement. Also in connection with the Investment Agreement, the Issuer agreed to effect the Rights Offering and Gem Aggregator (in its capacity as assignee of Onex Partners V LP) agreed to purchase additional shares of Series A Preferred Stock not subscribed for in the Rights Offering (the “Backstop Commitment”). Pursuant to the Backstop Commitment, on August 13, 2020 Gem Aggregator acquired 22,660,587 shares of Series A Preferred Stock from the Issuer for an aggregate purchase price of $126,899,287.

Item 5.	Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended and restated in its entirety by inserting the following information:

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 182,362,808 shares of Common Stock outstanding, which includes 71,480,252 shares of Common Stock outstanding as of August 3, 2020 and 110,916,462 shares of Common Stock issuable upon conversion of 69,718,919 shares of Series A Preferred Stock held of record by Gem Aggregator.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Onex Corporation	157,504,211	86.4%	0	157,504,211	0	157,504,211
Gerald W. Schwartz	157,974,794	86.6%	0	157,974,794	0	157,974,794
Onex Partners III LP	33,135,329	18.2%	0	33,135,329	0	33,135,329
Onex Partners III GP LP	35,039,404	19.2%	0	35,039,404	0	35,039,404
Onex US Principals LP	423,159	0.2%	0	423,159	0	423,159
Onex Partners III PV LP	420,116	0.2%	0	420,116	0	420,116
Onex Expo SARL	11,125,186	6.1%	0	11,125,186	0	11,125,186
Onex Partners III Select LP	106,562	0.1%	0	106,562	0	106,562
Onex Advisor Subco LLC	470,583	0.3%	0	470,583	0	470,583
Onex Advisor Subco III LLC	470,583	0.3%	0	470,583	0	470,583
Onex Partners Manager GP ULC	35,039,404	19.2%	0	35,039,404	0	35,039,404
Onex Partners Manager LP	35,039,404	19.2%	0	35,039,404	0	35,039,404
Onex Partners GP Inc.	35,039,404	19.2%	0	35,039,404	0	35,039,404
Onex Private Equity Holdings LLC	11,548,345	6.3%	0	11,548,345	0	11,548,345
Onex American Holdings II LLC	423,159	0.2%	0	423,159	0	423,159
Onex American Holdings GP LLC	423,159	0.2%	0	423,159	0	423,159
Onex American Holdings Subco LLC	11,125,186	6.1%	0	11,125,186	0	11,125,186
OAH Wind LLC	11,125,186	6.1%	0	11,125,186	0	11,125,186
Expo EI LLC	11,125,186	6.1%	0	11,125,186	0	11,125,186
Expo EI II LLC	11,125,186	6.1%	0	11,125,186	0	11,125,186
Expo EI III LLC	11,125,186	6.1%	0	11,125,186	0	11,125,186
1597257 Ontario Inc.	470,583	0.3%	0	470,583	0	470,583
New PCo II Investments Ltd.	470,583	0.3%	0	470,583	0	470,583
Onex Partners Canadian GP Inc.	110,916,462	60.8%	0	110,916,462	0	110,916,462
Onex Partners V GP Limited	110,916,462	60.8%	0	110,916,462	0	110,916,462
OPV Gem Aggregator LP	110,916,462	60.8%	0	110,916,462	0	110,916,462

The securities reported in the table above includes 33,135,329, 1,377,397, 423,159, 420,116, 11,125,186, 106,562, 470,583 shares of Common Stock held of record by Onex Partners III LP, Onex Partners III GP LP, Onex US Principals LP, Onex Partners III PV LP, Onex Expo SARL, Onex Partners III Select LP and Onex Advisor Subco III LLC, respectively.

The securities reported in the table above also includes 110,916,462 shares of Common Stock issuable upon conversion of 69,718,919 shares of Series A Preferred Stock held of record by Gem Aggregator.

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the Common Stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (d) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (e) Onex Expo SARL, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of (i) Onex American Holdings Subco LLC, which in turn holds all of the equity of OAH Wind LLC, which owns approximately 95% of the outstanding equity of Onex Expo SARL, and (ii) all of the outstanding equity of each of Expo EI LLC and Expo EI II LLC which, through their collective ownership of Expo EI III LLC, own the remaining outstanding equity of Onex Expo SARL, (f) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP, (g) Onex Advisor Subco III LLC, through Gerald W. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., which owns all of the equity interest of Onex Advisor Subco LLC which in turn owns all of the equity of Onex Advisor Subco III LLC, and (h) Gem Aggregator, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners V GP Limited, which is the general partner of Gem Aggregator.

In addition, Mr. Gerald W. Schwartz may be deemed to beneficially own the shares of Common Stock held of record by Onex Advisor Subco III LLC, through Mr. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., which owns all of the equity interest of Onex Advisor Subco III LLC.

Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the Common Stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership.

Item 5(c) of the Schedule 13D is amended and supplemented by inserting the following information:

(c)	Except as described in Item 4, since the most recently filed Schedule 13D none of the Reporting Persons has effected any transactions in the Common Stock.

(d)	None.

(e)	Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 17, 2020

ONEX CORPORATION

By:	/s/ David Copeland
Name: David Copeland
Title: Managing Director - Tax

ONEX PARTNERS III GP LP
By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

ONEX PARTNERS GP INC.

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

ONEX US PRINCIPALS LP
By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX PARTNERS III PV LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS III SELECT LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS III LP
By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX EXPO SARL

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Type A Manager

ONEX PARTNERS MANAGER GP ULC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS MANAGER LP
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX AMERICAN HOLDINGS SUBCO LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

OAH WIND LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

EXPO EI LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

EXPO EI II LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

EXPO EI III LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX ADVISOR SUBCO LLC

By:	/s/ Joel Greenberg
Name: Joel Greenberg
Title: Director

ONEX ADVISOR SUBCO III LLC

By:	/s/ Joel Greenberg
Name: Joel Greenberg
Title: Director

1597257 ONTARIO INC.

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary

NEW PCO II INVESTMENTS LTD.

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary

By:	/s/ Andrea E. Daly
Gerald W. Schwartz, by Andrea E. Daly, attorney-in-fact pursuant to a power of attorney incorporated herein by reference from the Schedule 13G/A with respect to Fly Leasing Limited filed by Mr. Schwartz and other reporting persons on April 3, 2017

ONEX PARTNERS CANADIAN GP INC.

By:	/s/ David Copeland
Name: David Copeland
Title: Vice President

By:	/s/ Derek MacKay
Name: Derek MacKay
Title: Vice President

ONEX PARTNERS V GP LIMITED

By:	/s/ Kosty Gilis
Name: Kosty Gilis
Title: Authorized Person

OPV GEM AGGREGATOR LP
By: Onex Partners V GP Limited, its General Partner,

By:	/s/ Kosty Gilis
Name: Kosty Gilis
Title: Authorized Person